Exhibit 99.1

Distribution and Retailing

[Logo of SUPERVALU]

PO Box 990
Minneapolis, MN 55440
952 828 4000

News Release

FOR IMMEDIATE RELEASE

INVESTORS:	Yolanda Scharton
952 828 4540
yolanda.scharton@supervalu.com

MEDIA:	Lynne High
952 996 7144
lynne.high@supervalu.com

SUPERVALU REPORTS RECORD FISCAL 2004 FOURTH QUARTER EARNINGS PER SHARE

SIZABLE INITIATIVES IMPLEMENTED IN FISCAL 2004 SET FOUNDATION FOR STRONG FISCAL 2005

MINNEAPOLIS, MN - April 15, 2004 – SUPERVALU INC. (NYSE: SVU) today reported record results for the 13-week fourth quarter of fiscal 2004, which ended February 28, 2004. The company reported net sales of $5.0 billion compared to $4.6 billion last year, net earnings of $95.6 million compared to $63.9 million last year, and record diluted earnings per share of $0.70 compared to $0.48 last year.

Fiscal 2004 was a 53-week fiscal year, resulting in an extra week in the fourth quarter, which generated approximately $360 million in net sales and contributed approximately $0.07 diluted earnings per share.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “Fiscal 2004 was an excellent year that represented a culmination of strategic activities and everyday execution. Our efforts resulted in broad based sales momentum and industry leading comparable store sales as well as improved financial metrics, including earnings growth and return on invested capital. We successfully navigated a sluggish economy and competitive activity while implementing sizable initiatives across our company.”

Included in fiscal 2004 fourth quarter net earnings are pre-tax restructure and other charges of $4.9 million, or $0.02 per diluted share. This charge reflects increased liabilities associated with real estate in certain markets and employee related costs. Included in fourth quarter fiscal 2003 net earnings are pre-tax restructure and other charges of $2.9 million, or $0.01 per diluted share.

SUPERVALU’s fiscal 2004 full year results were net sales of $20.2 billion compared to $19.2 billion last year, net earnings of $280.1 million compared to $257.0 million last year, and diluted earnings per share of $2.07 compared to $1.91 last year.

Segment Results

Retail Food Segment – Fourth quarter retail net sales were $2.8 billion, an increase of 10.9 percent compared to last year, primarily reflecting new store growth, comparable store sales improvement, and the impact of the extra week in the quarter. Comparable store sales were 2.5 percent in the fourth quarter, based on a comparable 12-week period, reflecting broad-based improvement across the SUPERVALU retail network, including positive comparable store sales at Save-A-Lot. Comparable store sales improvement reflected local merchandising programs and modest overall product inflation compared to last year. Excluding the exit of the Denver market, total retail square footage, including licensed stores, increased by approximately 3.8 percent from last year’s fourth quarter.

Reported retail operating earnings for the fourth quarter were a record $138.0 million compared to $115.3 million last year, an increase of 19.7 percent. Reported operating earnings as a percent to sales was 4.9 percent compared to 4.6 percent in last year’s fourth quarter, a 30 basis point increase, reflecting improved merchandising execution and the benefit of the extra week, which more than offset continued increases in employee benefit and incentive related costs.

New store activity since last year’s fourth quarter, including licensed stores, resulted in 66 net new stores, opened and acquired, consisting of 75 net new extreme value stores offset by a net reduction of nine regional banner stores, primarily relating to the sale or closure of the Denver-based stores. As of February 28, 2004, Save-A-Lot, including licensees, operated 1,225 stores, of which 199 were combination stores compared to 33 combination stores at the end of fiscal 2003.

Food Distribution Segment – Fourth quarter distribution net sales were $2.3 billion, an increase of 7.5 percent compared to last year. Sales improvement in the quarter primarily reflects the extra week in the quarter.

Distribution net sales for the fourth quarter also reflect the impact of new business, including new business from former Fleming customers, affiliated since the first quarter of fiscal 2004, which was fully offset by the net sales loss from SUPERVALU’s asset exchange with C&S, the exit of the Denver operation and continued customer attrition.

Reported distribution operating earnings for the fourth quarter were $55.9 million, compared to $31.0 million last year, an increase of 80.3 percent. Reported operating earnings as a percent to sales was 2.5 percent compared to 1.5 percent in last year’s fourth quarter, a 100 basis point increase. Reported operating earnings and margin returned to historical levels and also benefited from increased volume in existing facilities from new customer mix as a result of the asset exchange, the continued benefits from efficiency initiatives and the extra week in the quarter.

Other Items

SUPERVALU’s effective tax rate for the fourth quarter was 35.7 percent compared to 37.0 percent last year, primarily reflecting year-end adjustments for the timing of prior years’ tax settlements. The effective tax rate for the full year was 38.4 percent compared to 37.0 percent last year, reflecting the taxes due on the company’s asset exchange with C&S.

Capital spending for the fourth quarter and full year was $111.5 million and $371.5 million, including $8.3 million and $43.3 million in capital leases, respectively. Capital spending primarily included retail store expansion, store remodeling, new Save-A-Lot distribution facilities and technology enhancements.

Total debt to capital was 46.7 percent at year end compared to 51.8 percent at fiscal 2003 year-end, the lowest level in more than a decade. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

Available cash balances as of February 28, 2004 were approximately $280 million. Subsequent to the end of fiscal 2004, SUPERVALU completed the sale of its minority interest in WinCo Foods, Inc. Upon completion, SUPERVALU received approximately $150 million in after-tax proceeds. SUPERVALU will use available cash balances to voluntarily redeem its $250 million in 7 5/8 percent Notes due September 15, 2004 on May 3, 2004.

In regard to SUPERVALU’s zero-coupon convertible debentures, in the event SUPERVALU’s stock price reaches the convertible debentures’ conversion trigger price of $36.58 in the current quarter, the company would be required to include an additional 7.8 million shares in its diluted shares outstanding calculation for the subsequent quarter.

Diluted weighted average shares outstanding in the quarter were 136.5 million shares. As of February 28, 2004, SUPERVALU had 134.8 million shares outstanding.

Outlook

SUPERVALU projects full-year fiscal 2005 reported earnings per share to be in the range of $2.75 to $2.90, which includes the net earnings impact of $0.40 per share from the sale of SUPERVALU’s interest in WinCo Foods, compared with fiscal 2004 earnings per share of $2.07 that includes approximately $0.07 from the extra week. In fiscal 2005, SUPERVALU will report a one-time after-tax gain on the sale of WinCo Foods of approximately $0.50 per share. Fiscal 2005 net earnings will also include a reduction of approximately $0.10 per share, reflecting the elimination of WinCo Foods non-cash equity earnings, partially offset by interest savings from reduced debt.

Commenting on SUPERVALU’s business outlook, Noddle said, “SUPERVALU is very well positioned in the retailing channel with both its regional and national banner formats. Our strategy combines our strengths with consumers desire for excellent value and service. SUPERVALU’s distribution operation will continue to pursue business growth in both traditional and third party logistics while maintaining its tradition of strong service and technology solutions. We are confident that the successful implementation of our strategies will enhance our leadership position in this country’s food channel.”

SUPERVALU’s fiscal 2005 outlook includes general business assumptions, such as:

•	A slowly recovering economy, modest inflationary environment, continued double digit increases in employee related costs including health and welfare and pension costs, and no work stoppage from strikes;

•	Comparable store sales, reflecting planned in-market store expansion, are projected to increase approximately one to two percent for the year;

•	Store development plans include: 110 to 140 new extreme value food combination stores; 40 to 50 extreme value combination store conversions; eight to 10 new regional banner stores; and approximately 30 regional banner major store remodels;

•	Distribution sales will reflect the impact from the C&S asset exchange, the exit of the Denver operation, ongoing new business wins and customer attrition in the historical range of two to four percent; and

•	Total capital spending is projected to be approximately $400 to $425 million, including approximately $60 million in capital leases.

A conference call to review the full year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3018 with pass code 8600964 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through April 30, 2004.

About SUPERVALU INC

As of February 28, 2004, SUPERVALU’s retail store network consisted of 1,483 stores in 39 states, including 1,225 Save-A-Lot extreme value food stores – 280 owned food stores, 821 licensed food stores, and 124 Deals general merchandise stores; 258 regional banners including Cub Foods, Shop ‘n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. SUPERVALU serves as primary supplier to approximately 2,500 stores and SUPERVALU’s own regional banner store network of 258 stores, while serving as secondary supplier to approximately 660 stores.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues of more than $20 billion, SUPERVALU holds leading market share positions with its 1,483 retail grocery locations, including licensed Save-A-Lot locations. Through its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retailing sector. In addition, through SUPERVALU’s geographically diverse distribution centers, the company provides distribution and related logistics support services across the nation’s grocery channel. At year-end, SUPERVALU had approximately 55,200 employees.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisition and assimilate the acquired entities, the execution of restructuring activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affects consumer behavior, other risk factors inherent in the food distribution and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.

(In thousands)

	Fourth Quarter (13 weeks) ended	Fourth Quarter (12 weeks) ended
	February 28, 2004	February 22, 2003
Net sales
Retail Food	$2,791,340	$2,517,658
% of total	55.3%	54.6%
Food Distribution	2,252,419	2,095,264
% of total	44.7%	45.4%
Total net sales	$5,043,759	$4,612,922
	100.0%	100.0%
Earnings
Retail Food operating earnings	$138,014	$115,255
% of sales	4.9%	4.6%
Food Distribution operating earnings	55,947	31,038
% of sales	2.5%	1.5%

Subtotal	193,961	146,293
% of sales	3.8%	3.2%
General corporate expense	(9,030)	(7,555)
Restructure and other charges	(4,922)	(2,918)

Total operating earnings	180,009	135,820
% of sales	3.6%	2.9%
Interest expense	(36,332)	(39,333)
Interest income	5,080	5,009

Earnings before income taxes	148,757	101,496
Income tax expense	(53,137)	(37,553)

Net earnings	$95,620	$63,943

NOTE 1:
Pretax LIFO expense	$161	$1,975

NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$48,748	$44,323
Food Distribution Segment	24,539	30,183
General Corporate	449	804

Total Company	$73,736	$75,310

NOTE 3:

Fourth quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $3.1 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with employee related costs.

Fourth quarter, fiscal 2003 net earnings include after-tax restructure and other charges of $1.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.

(In thousands)

	Year-to-date (53 weeks) ended	Year-to-date (52 weeks) ended
	February 28, 2004	February 22, 2003
Net sales
Retail Food	$10,551,235	$9,848,230
% of total	52.2%	51.4%
Food Distribution	9,658,444	9,312,138
% of total	47.8%	48.6%
Total net sales	$20,209,679	$19,160,368
	100.0%	100.0%
Earnings
Retail Food operating earnings	$443,968	$436,537
% of sales	4.2%	4.4%
Food Distribution operating earnings	222,462	171,589
% of sales	2.3%	1.8%

Subtotal	666,430	608,126
% of sales	3.3%	3.2%
General corporate expense	(49,509)	(35,265)
Restructure and other charges	(15,523)	(2,918)

Total operating earnings	601,398	569,943
% of sales	3.0%	3.0%
Interest expense	(165,581)	(182,499)
Interest income	19,063	20,560

Earnings before income taxes	454,880	408,004
Income tax expense	(174,742)	(150,962)

Net earnings	$280,138	$257,042

NOTE 1:
Pretax LIFO expense	$4,734	$4,741

NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$183,961	$167,143
Food Distribution Segment	115,728	127,042
General Corporate	1,900	2,871

Total Company	$301,589	$297,056

NOTE 3:

Year-to-date fourth quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $9.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets and employee related costs.

Year-to-date fourth quarter, fiscal 2003 net earnings include after-tax restructure and other charges of $1.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Fourth Quarter (13 weeks) ended		Fourth Quarter (12 weeks) ended
	February 28, 2004	% of sales	February 22, 2003	% of sales
Net sales	$5,043,759		$4,612,922

Costs and expenses:
Cost of sales	4,290,133	85.1%	3,964,919	86.0%
Selling and administrative expenses	568,695	11.3%	509,265	11.0%
Restructure and other charges	4,922	0.1%	2,918	0.1%
Interest
Interest expense	36,332	0.7%	39,333	0.8%
Interest income	5,080	0.1%	5,009	0.1%

Interest expense, net	31,252	0.6%	34,324	0.7%

Total costs and expenses	4,895,002	97.1%	4,511,426	97.8%

Earnings before income taxes	148,757	2.9%	101,496	2.2%
Income tax expense	53,137	1.0%	37,553	0.8%

Net earnings	$95,620	1.9%	$63,943	1.4%

Net earnings per common share - diluted	$0.70		$0.48
Net earnings per common share - basic	$0.71		$0.48
Weighted average number of common shares outstanding
Diluted	136,548		133,934
Basic	134,366		133,689
Dividends declared per common share	$0.1450		$0.1425

NOTE 1:

Fourth quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $3.1 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with employee related costs.

Fourth quarter, fiscal 2003 net earnings include after-tax restructure and other charges of $1.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Year-to-date (53 weeks) ended		Year-to-date (52 weeks) ended
	February 28, 2004	% of sales	February 22, 2003	% of sales
Net sales	$20,209,679		$19,160,368

Costs and expenses:

Cost of sales	17,372,429	85.9%	16,567,397	86.5%
Selling and administrative expenses	2,220,329	11.0%	2,020,110	10.5%
Restructure and other charges	15,523	0.1%	2,918	—
Interest
Interest expense	165,581	0.8%	182,499	1.0%
Interest income	19,063	0.1%	20,560	0.1%

Interest expense, net	146,518	0.7%	161,939	0.9%

Total costs and expenses	19,754,799	97.7%	18,752,364	97.9%

Earnings before income taxes	454,880	2.3%	408,004	2.1%
Income tax expense	174,742	0.9%	150,962	0.8%

Net earnings	$280,138	1.4%	$257,042	1.3%

Net earnings per common share - diluted	$2.07		$1.91

Net earnings per common share - basic	$2.09		$1.92

Weighted average number of common shares outstanding

Diluted	135,418		134,877
Basic	133,975		133,730

Dividends declared per common share	$0.5775		$0.5675

NOTE 1:

Year-to-date fourth quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $9.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets and employee related costs.

Year-to-date fourth quarter, fiscal 2003 net earnings include after-tax restructure and other charges of $1.8 million, reflecting net adjustments to increase prior years’ restructure charges, primarily for increased liabilities associated with real estate in certain markets.

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries

(In thousands)

	Fiscal Year End	Fiscal Year End
	February 28, 2004	February 22, 2003
Assets
Current Assets
Cash and cash equivalents	$291,956	$29,188
Receivables, net	447,872	477,429
Inventories, net	1,078,343	1,049,283
Other current assets	218,921	91,466

Total current assets	2,037,092	1,647,366

Long-term receivables, net	129,729	126,435
Property, plant and equipment, net	2,134,436	2,220,850

Other Assets
Goodwill	1,563,487	1,576,584
Other	288,194	325,010

Total assets	$6,152,938	$5,896,245

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$—	$80,000
Accounts payable	1,118,114	1,081,734
Current debt and obligations under capital leases	305,944	61,580
Other current liabilities	447,914	280,988

Total current liabilities	1,871,972	1,504,302
Long-term debt and obligations under capital leases	1,633,721	2,019,658
Other liabilities and deferred income taxes	437,671	363,045
Total stockholders’ equity	2,209,574	2,009,240

Total liabilities and stockholders’ equity	$6,152,938	$5,896,245